Exhibit 99.4

THE AMENDED AND RESTATED 2013 INCENTIVE AWARD PLAN OF

ACTAVIS plc

Actavis, Inc. (as successor to Watson Pharmaceuticals, Inc.), a Nevada corporation, adopted the 2001 Incentive Award Plan of Watson Pharmaceuticals, Inc. (the “Original Plan”), effective as of February 12, 2001 (the “Effective Date”), for the benefit of its eligible Employees, Consultants and Directors. The Original Plan was subsequently amended effective as of May 16, 2001, May 19, 2003, and August 4, 2003, May 13, 2005, and November 3, 2006. The Original Plan was amended and restated in its entirety to provide for certain additional types of awards to eligible Employees, Consultants and Directors, effective as of May 4, 2007. The Original Plan was subsequently amended and restated effective as of May 7, 2010 to add Section 3.6, titled “Foreign Holders,” which sets forth certain provisions related to for awards that may be made to eligible Employees, Consultants and Directors outside of the United States. The Original Plan was subsequently amended and restated in its entirety to increase the number of shares available for awards under the Original Plan and to make certain other administrative changes in terms, effective as of March 2, 2011.

Actavis plc, a public limited company organized under the laws of Ireland, as successor to Actavis, Inc., assumed, amended and restated the Original Plan (as such plan has been amended and restated from time to time) and renamed it “The 2013 Incentive Award Plan of Actavis plc” (the “Plan”), incorporating certain other changes in the terms as set forth therein, effective as of October 1, 2013. The Board has adopted this Amended and Restated 2013 Incentive Award Plan of Actavis plc (the “Amended Plan”) as of July 1, 2014, to be effective as of the consummation of the Company’s merger with Forest Laboratories, Inc., subject to approval of the Amended Plan by the Company’s stockholders within twelve (12) months after the Amended Plan is adopted by the Board.

The purposes of the Plan are as follows:

(1) To provide an additional incentive for Directors, key Employees and Consultants (as such terms are defined below) to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company shares and/or rights which recognize such growth, development and financial success.

(2) To enable the Company to obtain and retain the services of Directors, key Employees and Consultants considered essential to the long range success of the Company by offering them an opportunity to own shares in the Company and/or rights which will reflect the growth, development and financial success of the Company.

ARTICLE I.

DEFINITIONS

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

1.1. “Administrator” shall mean the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 11.1. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 11.5, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation.

1.2. “Applicable Accounting Standards” shall mean generally accepted accounting principles in the United States, International Financial Reporting Standards or such other accounting principles or standards as may apply to the Company’s financial statements under United States federal securities laws from time to time.

1.3. “Award” shall mean an Option, a Restricted Stock award, a Restricted Stock Unit award, a Dividend Equivalents award, a Deferred Stock award, a Stock Payment award, a Stock Appreciation Right or an Other Cash-Based Award, which may be awarded or granted under the Plan (collectively, “Awards”).

1.4. “Award Agreement” shall mean a written or electronic agreement executed by an authorized officer of the Company and the Holder which shall contain such terms and conditions with respect to an Award as the Administrator shall determine, consistent with the Plan.

1.5. “Award Limit” shall mean five hundred thousand (500,000) shares of Common Stock, as adjusted pursuant to Section 12.3; provided, however, that each share of Common Stock subject to an Award shall be counted as one share against the Award Limit.

1.6. “Board” shall mean the Board of Directors of the Company.

1.7. “Change in Control” shall mean the occurrence of any of the following:

(a) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”)), (i) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of ordinary shares of the Company which, when added to the common stock beneficially owned by such Person, represents more than fifty percent (50%) of either (A) the total fair market value of the then outstanding stock of the Company (the “Outstanding Company Shares”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”), or (ii) during any 12-month period, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of securities of Actavis plc representing fifty percent (50%) or more of the Outstanding Company Voting Securities; provided, however, that for purposes of this subsection (a), the following acquisitions of securities of the Company shall not constitute a Change of Control: (V) any acquisition directly from the Company, (W) any acquisition by the Company, (X) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (Y) any acquisition made by a Person who is eligible under the provisions of Rule 13d-1 under the Exchange Act as in effect on the date hereof to report such acquisition on Schedule 13G, or (Z) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of Section 1.7(c) below; or

(b) Individuals who, as of July 1, 2014, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any person becoming a director subsequent to such date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding for this purpose, any such person whose initial assumption of office as a member of the Board occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c) Consummation of a reorganization, merger or consolidation, or sale or other disposition of all or substantially all (defined as more than 50% of the total gross fair market value) of the assets of the Company (a “Business Combination”), in each case unless, following such Business Combination, (i) Persons who were the beneficial owners, respectively, of the Outstanding Company Ordinary Shares and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or substantially all of the Company’s assets either directly or through one or more subsidiaries), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing such Business Combination.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any portion of an Award that provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A.

The Committee shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided, that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

1.8. “Closing” shall mean the consummation of the Company’s merger with Forest Laboratories, Inc.

1.9. “Closing Date” shall mean July 1, 2014.

1.10. “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.

1.11. “Committee” shall mean the Compensation Committee of the Board, or another committee or subcommittee of the Board, appointed as provided in Section 11.1.

1.12. “Common Stock” shall mean the ordinary shares of the Company, par value $0.0001 per share.

1.13. “Company” shall mean Actavis plc, a public limited company organized under the laws of Ireland.

1.14. “Consultant” shall mean any consultant or adviser if: (a) the consultant or adviser renders bona fide services to the Company or any Subsidiary; (b) the services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and (c) the consultant or adviser is a natural person who has contracted directly with the Company or Subsidiary to render such services.

1.15. “Deferred Stock” shall mean rights to receive Common Stock awarded under Section 8.4 of the Plan.

1.16. “Director” shall mean a member of the Board.

1.17. “Disability” shall mean unless otherwise defined in an employment agreement between the Holder and the Company, total and permanent disability in accordance with the Company’s long-term disability plan, as determined by the Committee.

1.18. “Dividend Equivalent” shall mean a right to receive the equivalent value (in cash or Common Stock) of dividends paid on Common Stock, awarded under Section 8.2 of the Plan.

1.19. “DRO” shall mean a domestic relations order as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

1.20. “Employee” shall mean any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company, or of any corporation which is a Subsidiary.

1.21. “Equity Restructuring” shall mean a nonreciprocal transaction between the Company and its shareholders, such as a share dividend, share split, spin-off, rights offering or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of shares (or other securities of the Company) or the share price of Common Stock (or other securities) and causes a change in the per-share value of the Common Stock underlying outstanding Awards.

1.22. “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

1.23. “Fair Market Value” means, as of any date, the value of a share of Common Stock determined as follows:

(a) If the Common Stock is listed on any established stock exchange (such as the New York Stock Exchange, the NASDAQ Global Market and the NASDAQ Global Select Market) or any national market system, including without limitation any market system of The NASDAQ Stock Market, the value of a share of Common Stock shall be the closing sales price for a share of Common Stock as quoted on such exchange or system for such date, or if there is no closing sales price for a share of Common Stock on the date in question, the closing sales price for a share of Common Stock on the last preceding date for which such quotation exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Common Stock is regularly quoted by a recognized securities dealer but closing sales prices are not reported, the value of a share of Common Stock shall be the mean of the high bid and low asked prices for such date or, if there are no high bid and low asked prices for a share of Common Stock on the date in question, the high bid and low asked prices for a share of Common Stock on the last preceding date for which such information exists, as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) If the Common Stock is neither listed on an established stock exchange or a national market system nor regularly quoted by a recognized securities dealer, the value of a share of Common Stock shall be established by the Administrator in good faith.

1.24. “Forest Laboratories Plan” shall mean the Forest Laboratories, Inc. Equity Incentive Plan (as amended August 15, 2013) previously approved by the shareholders of Forest Laboratories, Inc., a Delaware corporation.

1.25. “Full Value Award” shall mean any Award other than an Option or Stock Appreciation Right.

1.26. “Holder” shall mean a person who has been granted or awarded an Award.

1.27. “Incentive Stock Option” shall mean an option which conforms to the applicable provisions of Section 422 of the Code and which is designated as an Incentive Stock Option by the Administrator.

1.28. “Independent Director” shall mean a member of the Board who is not an Employee.

1.29. “Legacy Actavis Participants” shall mean an Employee, Consultant or Director who provided services to Actavis, Inc. and/or its Subsidiaries immediately prior to May 16, 2013.

1.30. “Legacy Forest Laboratories Participants” shall mean an Employee, Consultant or Director who provided services to Forest Laboratories, Inc. and/or its subsidiaries immediately prior to the Closing Date.

1.31. “Legacy Warner Chilcott Participants” shall mean an Employee, Consultant or Director who provided services to Warner Chilcott plc and/or its subsidiaries immediately prior to October 1, 2013.

1.32. “New Actavis Participants” shall mean an Employee, Consultant or Director who commenced providing services to the Company and/or its Subsidiaries on or following October 1, 2013, excluding any Legacy Actavis Participant, Legacy Forest Laboratories Participant or Legacy Warner Chilcott Participant.

1.33. “Non-Qualified Stock Option” shall mean an Option which is not designated as an Incentive Stock Option by the Administrator.

1.34. “Option” shall mean a share option granted under Article IV of the Plan. An Option granted under the Plan shall, as determined by the Administrator, be either a Non-Qualified Stock Option or an Incentive Stock Option; provided, however, that Options granted to Independent Directors and Consultants shall be Non-Qualified Stock Options.

1.35. “Other Cash-Based Award” means an Award granted under Section 8.6 of the Plan.

1.36. “Performance Criteria” shall mean the criteria (and adjustments) that the Committee selects for an Award, determined as follows

(a) The Performance Criteria that shall be used pursuant to this Plan are limited to any one or more of the following business criteria: (i) net earnings (either before or after one or more of the following: (A) interest, (B) taxes, (C) depreciation and (D) amortization); (ii) gross or net sales or revenue; (iii) net income (either before or after taxes); (iv) adjusted net income; (v) operating income, earnings or profit; (vi) cash flow (including, but not limited to, operating cash flow and free cash flow); (vii) return on assets; (viii) return on capital; (ix) return on shareholders’ equity; (x) total shareholder return (either absolute or relative to a peer group of companies); (xi) return on sales; (xii) gross or net profit or operating margin; (xiii) costs (including, but not limited to, cost reductions or savings); (xiv) funds from operations; (xv) expenses; (xvi) working capital; (xvii) earnings per share; (xviii) adjusted earnings per share; (xix) price per share of Common Stock; (xx) regulatory body approval for commercialization of a product; (xxi) implementation or completion of critical projects; (xxii) market share; and (xxiii) economic value, any of which may be measured either in absolute terms or as compared to any incremental increase or decrease or as compared to results of a peer group or to market performance indicators or indices.

(b) The Committee may, in its sole discretion, provide that one or more objectively determinable adjustments shall be made to one or more of the Performance Criteria. Such adjustments may include one or more of the following: (i) items related to a change in accounting principle; (ii)

items relating to financing activities; (iii) expenses for restructuring or productivity initiatives; (iv) other non-operating items; (v) items related to acquisitions; (vi) items attributable to the business operations of any entity acquired by the Company during an applicable performance period; (vii) items related to the disposal of a business or segment of a business; (viii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (ix) items attributable to any stock dividend, stock split, combination or exchange of stock occurring during an applicable performance period; (x) any other items of significant income or expense which are determined to be appropriate adjustments; (xi) items relating to unusual or extraordinary corporate transactions, events or developments, (xii) items related to amortization of acquired intangible assets; (xiii) items that are outside the scope of the Company’s core, on-going business activities; (xiv) items related to acquired in-process research and development; (xv) items relating to changes in tax laws; (xvi) items relating to major licensing or partnership arrangements; (xvii) items relating to asset impairment charges; (xviii) items relating to gains or losses for litigation, arbitration and contractual settlements; or (xix) items relating to any other unusual or nonrecurring events or changes in applicable laws, accounting principles or business conditions. For all Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such determinations shall be made within the time prescribed by, and otherwise in compliance with, Section 162(m) of the Code.

1.37. “Plan” shall mean the 2013 Incentive Award Plan of Actavis plc, as amended from time to time.

1.38. “Qualified Substitute Award” shall mean an Award which has substantially the same value and is subject to terms and conditions, including vesting, no less favorable to the Holder than the vesting and other terms and conditions for which such Award was substituted, and which Award provides for immediate vesting upon a Qualified Termination of the Holder’s employment by the successor employer within the two (2) year period following the date of grant of such Qualified Substitute Award.

1.39. “Qualified Termination” shall mean (i) a termination by the Company of a Holder’s employment with the Company or any of its subsidiaries for any reason other than the Holder’s death, Disability, willful misconduct or activity deemed detrimental to the interests of the Company; or (ii) a resignation by the Holder from employment with the Company or any of its subsidiaries with good reason, which includes (i) a substantial adverse change in the nature or status of the Holder’s responsibilities, (ii) a reduction in the Holder’s base salary and/or levels of entitlement or participation under any incentive plan or employee benefit program without the substitution or implementation of an alternative arrangement of substantially equal value, or (iii) the Company requiring the Holder to relocate to a work location more than fifty (50) miles from his work location prior to the Change in Control.

1.40. “Restricted Stock” shall mean Common Stock awarded under Article VII of the Plan.

1.41. “Restricted Stock Units” shall mean rights to receive Common Stock awarded under Section 8.5 of the Plan.

1.42. “Rule 16b-3” shall mean Rule 16b-3 promulgated under the Exchange Act, as such Rule may be amended from time to time.

1.43. “Section 162(m) Participant” shall mean any key Employee designated by the Administrator as a key Employee whose compensation for the fiscal year in which the key Employee is so designated or a future fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code.

1.44. “Securities Act” shall mean the Securities Act of 1933, as amended.

1.45. “Stock Appreciation Right” shall mean a stock appreciation right granted under Article IX of the Plan.

1.46. “Stock Payment” shall mean: (a) a payment in the form of shares of Common Stock, or (b) an option or other right to purchase shares of Common Stock, as part of a deferred compensation arrangement, made in lieu of all or any portion of the compensation, including without limitation, salary, bonuses and commissions, that otherwise would become payable to a key Employee, Independent Director or Consultant in cash, awarded under Section 8.3 of the Plan.

1.47. “Subsidiary” shall mean any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain then owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

1.48. “Substitute Award” shall mean an Award granted under this Plan upon the assumption of, or in substitution for, outstanding equity awards previously granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation or acquisition of property or stock; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Stock Appreciation Right.

1.49. “Termination of Consultancy” shall mean the time when the engagement of a Holder as a Consultant to the Company or a Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Subsidiary, or any parent thereof. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

1.50. “Termination of Directorship” shall mean the time when a Holder who is an Independent Director ceases to be a Director for any reason, including, but not by way of limitation, a termination by resignation, removal, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Independent Directors.

1.51. “Termination of Employment” shall mean the time when the employee-employer relationship between a Holder and the Company or any Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, Disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of a Holder by the Company or any Subsidiary, or any parent thereof, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Subsidiary, or any parent thereof, with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment; provided, however, that, with respect to Incentive Stock Options, unless otherwise determined by the Administrator in its discretion, a leave of absence, change in status from an employee to an independent contractor or other change in the employee-employer relationship shall constitute a

Termination of Employment if, and to the extent that, such leave of absence, change in status or other change interrupts employment for the purposes of Section 422(a)(2) of the Code and the then applicable regulations and revenue rulings under said Section.

1.52. “Warner Chilcott Plan” shall mean the Warner Chilcott Equity Incentive Plan previously approved by the shareholders of Warner Chilcott plc, a public limited company organized under the laws of Ireland.

ARTICLE II.

SHARES SUBJECT TO PLAN

2.1. Shares Subject to Plan.

(a) The shares of stock subject to Awards shall be Common Stock. Subject to adjustment as provided in Section 12.3, the aggregate number of such shares of Common Stock which may be issued pursuant to Awards under the Plan after December 31, 2010 shall not exceed (i) [—] shares, representing the shares of stock authorized for issuance under the Original Plan as of December 31, 2010, plus any shares of stock that after December 31, 2010, were added back under the Original Plan, or may be added back to the Plan, in accordance with the terms set forth in Section 2.2 below (collectively, the “Original Shares”),1 plus (ii) 1,269,340 shares, which were assumed under the Warner Chilcott Plan (the “Warner Chilcott Shares”), plus (iii) 7,157,687 shares, which were assumed under the Forest Laboratories Plan, excluding any awards granted under the Forest Laboratories Plan prior to the Closing Date which are conditioned upon the Closing (the “Forest Laboratories Shares”). On and after the Closing Date, (x) Original Shares shall be available for Awards granted to Legacy Actavis Participants and New Actavis Participants, (y) Warner Chilcott Shares shall be available for Awards granted to Legacy Warner Chilcott Participants and New Actavis Participants and (z) Forest Laboratories Shares shall be available for Awards granted to Legacy Forest Employees and New Actavis Participants . The shares of Common Stock issuable upon exercise of such Options or rights or upon any such Awards may be either previously authorized but unissued shares or treasury shares. For each Original Share or Warner Chilcott Share granted, the aggregate number of shares of Common Stock available for issuance under the Plan pursuant to this Section 2.1 shall be reduced by one share. For each Forest Laboratories Share issuable upon the exercise of an Option or the vesting of a Stock Appreciation Right or Dividend Equivalent award granted under the Plan, the aggregate number of shares of Common Stock available for issuance under the Plan shall be decreased by one share. However, for all other Forest Laboratories Shares granted, the aggregate number of shares of Common Stock available for issuance under the Plan shall be reduced by 2.45 shares.

(b) The maximum number of shares which may be subject to Awards granted under the Plan to any individual in any fiscal year of the Company shall not exceed the Award Limit. To the extent required by Section 162(m) of the Code, shares subject to Awards which are canceled continue to be counted against the Award Limit.

2.2. Add-Backs. In the event that under the Original Plan or under this Plan, (a) an Award expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery to the Holder of all or a portion of the shares of Common Stock subject to the Award (including on payment in shares on exercise of a Stock Appreciation Right), such shares shall, to the extent of such cancellation, forfeiture, expiration, cash settlement or termination, will again be available for Awards; (b) shares of Common Stock that have been issued in connection with any Award (e.g., Restricted Stock) that is canceled, forfeited, or settled in cash such that those shares are returned to the Company, such shares, to the extent of such cancellation, forfeiture, or cash settlement will again be available for Awards; and (c) shares of Common Stock are withheld or surrendered in payment of the exercise price or taxes relating to any Award, the shares tendered or withheld will again be available for Awards; provided, however, that, no shares shall become available pursuant to this Section 2.2 to the extent that (x) the transaction resulting in the return of shares occurs more than ten years after the date of the most recent shareholder approval of the Plan, or (y) such return of shares would constitute a “material revision” of the Plan subject to shareholder approval under then applicable rules of the New York Stock Exchange (or any other applicable exchange or quotation system). For all shares that become available again for Awards, the aggregate number of shares of Common Stock available for issuance under the Plan pursuant to Section 2.1 shall be increased by one share, with the exception of Forest Laboratories Shares other than those which were issuable upon the exercise of an Option or the vesting of a Stock Appreciation Right or Dividend Equivalent award granted under the Plan, for which the aggregate number of shares of Common Stock available for issuance under the Plan shall be increased by 2.45 shares. Notwithstanding the provisions of this Section 2.2, no shares of Common Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an incentive stock option under Section 422 of the Code. To the extent that Original Shares underlying an Award are again available for Awards pursuant to this Section 2.2, such Original Shares shall be used for Awards granted to Legacy Actavis Participants or New Actavis Participants. To the extent that Warner Chilcott Shares underlying an Award are again available for Awards pursuant to this Section 2.2, such Warner Chilcott Shares shall be used for Awards granted to Legacy Warner Chilcott Participants or New Actavis Participants. To the extent that Forest Laboratories Shares underlying an Award are again available for Awards pursuant to this Section 2.2, such Forest Laboratories Shares shall be used for Awards granted to Legacy Forest Participants or New Actavis Participants, as described in Section 4.1 of this Agreement. The Original Shares, Warner Chilcott Shares and Forest Laboratories Shares shall be used for purposes of the Plan in accordance with this Section 2.2 and the applicable listing standards and rules issued by the New York Stock Exchange (or any other applicable exchange or quotation system).

[1]	As of October 1, 2013, after giving effect to the transaction on such date among Actavis, Inc., the Company, Actavis Ireland Holding Limited, Actavis W.C. Holding LLC, Actavis W.C. Holding 2 LLC and Warner Chilcott there were 257,364 outstanding options, 669,316 outstanding Restricted Stock Units (based on target performance) and 8,110,986 shares available for issuance under the Plan.

2.3 Substitute Awards. Shares of Common Stock issued or issuable pursuant to Substitute Awards shall not be counted against, or reduce, the aggregate number of shares authorized for grant under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by its shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not be counted against, or reduce, the aggregate number of shares authorized for grant under the Plan; provided, that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Subsidiaries immediately prior to such acquisition or combination. The Warner Chilcott Shares and Forest Laboratories Shares shall be used for purposes of the Plan in accordance with this Section 2.3 and the applicable listing standards and rules issued by the New York Stock Exchange (or any other applicable exchange or quotation system).

ARTICLE III.

GRANTING OF AWARDS

3.1. Award Agreement. Each Award shall be evidenced by an Award Agreement. Award Agreements evidencing Awards intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code. Award Agreements evidencing Incentive Stock Options shall contain such terms and conditions as may be necessary to meet the applicable provisions of Section 422 of the Code.

3.2. Provisions Applicable to Section 162(m) Participants.

(a) The Committee, in its discretion, may determine whether an Award is to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code.

(b) Notwithstanding anything in the Plan to the contrary, the Committee may grant any Award to a Section 162(m) Participant, including a Restricted Stock award, a Restricted Stock Unit award, a Dividend Equivalent award, a Deferred Stock award or a Stock Payment award, the restrictions with respect to which lapse upon the attainment of performance goals which are related to one or more of the Performance Criteria and any Award described in Article VIII that vests or becomes exercisable or payable upon the attainment of performance goals which are related to one or more of the Performance Criteria.

(c) To the extent necessary to comply with the performance-based compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles VII and VIII which may be granted to one or more Section 162(m) Participants, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Committee shall, in writing, (i) designate one or more Section 162(m) Participants, (ii) select the Performance Criteria applicable to the fiscal year or other designated fiscal period or period of service, (iii) establish the various performance targets, in terms of an objective formula or standard, and amounts of such Awards, as applicable, which may be earned for such fiscal year or other designated fiscal period or period of service, and (iv) specify the relationship between Performance Criteria and the performance targets and the amounts of such Awards, as applicable, to be earned by each Section 162(m) Participant for such fiscal year or other designated fiscal period or period of service. Following the completion of each fiscal year or other designated fiscal period or period of service, the Committee shall certify in writing whether the applicable performance targets have been achieved for such fiscal year or other designated fiscal period or period of service. In determining the amount earned by a Section 162(m) Participant, the Committee shall have the right to reduce (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Committee may deem relevant to the assessment of individual or corporate performance for the fiscal year or other designated fiscal period or period of service.

(d) The maximum value of a cash payment made under an Other Cash-Based Award which may be granted under the Plan with respect to any fiscal year of the Company to any Section 162(m) Participant shall be $50,000,000.

(e) Furthermore, notwithstanding any other provision of the Plan, any Award which is granted to a Section 162(m) Participant and is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

3.3. Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

3.4. Consideration. In consideration of the granting of an Award under the Plan, the Holder shall agree, in the Award Agreement, to remain in the employ of (or to consult for or to serve as an Independent Director of, as applicable) the Company or any Subsidiary for a period of at least one year (or such shorter period as may be fixed in the Award Agreement or by action of the Administrator following grant of the Award) after the Award is granted (or, in the case of an Independent Director, until the next annual meeting of shareholders of the Company).

3.5. At-Will Employment. Nothing in the Plan or in any Award Agreement hereunder shall confer upon any Holder any right to continue in the employ of, or as a Consultant for, the Company or any Subsidiary, or as a Director of the Company, or shall interfere with or restrict in any way the rights of the Company and any Subsidiary, which are hereby expressly reserved, to discharge any Holder at any time for any reason whatsoever, with or without cause, and with or without notice, or to terminate or change all other terms and conditions of employment or engagement, except to the extent expressly provided otherwise in a written employment agreement between the Holder and the Company and any Subsidiary. Participation by each Holder in the Plan shall be voluntary and nothing in the Plan shall be construed as mandating that any Employee, Independent Director or Consultant shall participate in the Plan.

3.6. Foreign Holders. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and any Subsidiary of the Company operate or have Employees, Independent Directors or Consultants, or in order to comply with the requirements of any foreign stock exchange or applicable laws, the Administrator, in its sole discretion, shall have the power and authority to: (a) determine which Subsidiaries shall be covered by the Plan; (b) determine which Employees, Independent Directors or Consultants outside the United States are eligible to participate in the Plan; (c) modify the terms and conditions of any Award granted to Employees, Independent Directors or Consultants outside the United States to comply with applicable foreign laws or listing requirements of any such foreign stock exchange; (d) establish subplans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable (any such subplans and/or modifications shall be attached to the Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Article II or expand the classes of persons to whom Awards may be granted under the Plan; and (e) take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any necessary local governmental regulatory exemptions or approvals or listing requirements of any such foreign stock exchange. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Code, the Exchange Act, the Securities Act or any other securities law or governing statute or any other applicable law.

ARTICLE IV.

GRANTING OF OPTIONS TO EMPLOYEES,

CONSULTANTS AND INDEPENDENT DIRECTORS

4.1. Eligibility. Any Employee or Consultant selected by the Administrator pursuant to Section 4.4(a)(i) shall be eligible to be granted an Option. Each Independent Director of the Company shall be eligible to be granted Options at the times and in the manner set forth in Section 4.5.

4.2. Disqualification for Stock Ownership. No person may be granted an Incentive Stock Option under the Plan if such person, at the time the Incentive Stock Option is granted, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company or any then existing Subsidiary or parent corporation (within the meaning of Section 422 of the Code) unless such Incentive Stock Option conforms to the applicable provisions of Section 422 of the Code.

4.3. Qualification of Incentive Stock Options. No Incentive Stock Option shall be granted to any person who is not an Employee.

4.4. Granting of Options to Employees and Consultants.

(a) The Administrator shall from time to time, in its absolute discretion, and, subject to applicable limitations of the Plan:

(i) Determine which Employees are key Employees and select from among the key Employees or Consultants (including Employees or Consultants who have previously received Awards under the Plan) such of them as in its opinion should be granted Options;

(ii) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected key Employees or Consultants;

(iii) Subject to Section 4.3, determine whether such Options are to be Incentive Stock Options or Non-Qualified Stock Options and whether such Options are to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code; and

(iv) Determine the terms and conditions of such Options, consistent with the Plan; provided, however, that the terms and conditions of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code shall include, but not be limited to, such terms and conditions as may be necessary to meet the applicable provisions of Section 162(m) of the Code.

(b) Upon the selection of a key Employee or Consultant to be granted an Option, the Administrator shall instruct the Secretary of the Company to issue the Option and may impose such conditions on the grant of the Option as it deems appropriate.

(c) Any Incentive Stock Option granted under the Plan may be modified by the Administrator, with the consent of the Holder, to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

4.5. Granting of Options to Independent Directors. The Board shall from time to time, in its absolute discretion, and subject to applicable limitations of the Plan:

(a) Select from among the Independent Directors (including Independent Directors who have previously received Options under the Plan) such of them as in its opinion should be granted Options;

(b) Subject to the Award Limit, determine the number of shares to be subject to such Options granted to the selected Independent Directors; and

(c) Determine the terms and conditions of such Options, consistent with the Plan.

4.6. Options in Lieu of Cash Compensation. Options may be granted under the Plan to Employees and Consultants in lieu of cash bonuses which would otherwise be payable to such Employees and Consultants, and to Independent Directors in lieu of directors’ fees which would otherwise be payable to such Independent Directors, pursuant to such policies which may be adopted by the Administrator from time to time.

ARTICLE V.

TERMS OF OPTIONS

5.1. Option Price. The price per share of the shares subject to each Option granted to Employees, Independent Directors and Consultants shall be set by the Administrator; provided, however, that:

(a) In the case of Options intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted;

(b) In the case of Incentive Stock Options such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code);

(c) In the case of Incentive Stock Options granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation thereof (within the meaning of Section 422 of the Code), such price shall not be less than 110% of the Fair Market Value of a share of Common Stock on the date the Option is granted (or the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code); and

(d) In the case of Non-Qualified Stock Options, such price shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the Option is granted.

5.2. Option Term. The term of an Option granted to an Employee, Independent Director or Consultant shall be set by the Administrator in its discretion; provided, however, that the term shall not be more than ten (10) years from the date the Option is granted, or five (5) years from the date the Option is granted if the Option is an Incentive Stock Option granted to an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any Subsidiary Corporation or parent corporation thereof (as defined in Section 424(e) of the Code). Except as limited by requirements of Section 422 of the Code and regulations and rulings thereunder applicable to Incentive Stock Options, the Administrator may extend the term of any outstanding Option in connection with any Termination of Employment, Termination of Directorship or Termination of Consultancy of the Holder up to a maximum of ten (10) years from the date the Option is granted, or amend any other term or condition of such Option relating to such a Termination of Employment, Termination of Directorship or Termination of Consultancy. Notwithstanding any of the forgoing, in the event the term of an Option would expire at a time when trading in shares of the Common Stock by Holder is prohibited by law or the Company’s insider trading policy, the term of such Option shall automatically be extended, subject to a maximum of ten (10) years from the date the Option is granted and any requirements of Section 422 of the Code, to the 30th day following the expiration of any applicable trading prohibition.

5.3. Option Vesting.

(a) The period during which the right to exercise, in whole or in part, an Option granted to an Employee, Independent Director or a Consultant vests in the Holder shall be set by the Administrator and the Administrator may determine that an Option may not be exercised in whole or in part for a specified period after it is granted. At any time after grant of an Option, the Administrator may, in its sole and absolute discretion and subject to whatever terms and conditions it selects, accelerate the period during which an Option granted to an Employee, Independent Director or Consultant vests.

(b) No portion of an Option granted to an Employee, Independent Director or Consultant which is unexercisable at Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, shall thereafter become exercisable, except as may be otherwise provided by the Administrator either in the Award Agreement or by action of the Administrator following the grant of the Option.

(c) To the extent that the aggregate fair market value of stock with respect to which “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to Section 422(d) of the Code) are exercisable for the first time by a Holder during any calendar year under the Plan, and all other plans of the Company and any Subsidiary or parent corporation thereof, within the meaning of Section 424 of the Code, exceeds $100,000, the Options shall be treated as Non-Qualified Stock Options to the extent required by Section 422 of the Code. The rule set forth in the preceding sentence shall be applied by taking Options and other “incentive stock options” into account in the order in which they were granted. For purposes of this Section 5.3(c), the fair market value of stock shall be determined as of the time the Option or other “incentive stock options” with respect to such stock is granted.

5.4. Substitute Awards. Notwithstanding the foregoing provisions of this Article V to the contrary, in the case of an Option that is a Substitute Award, the price per share of the shares subject to such Option may be less than the Fair Market Value per share on the date of grant, provided, that the excess of: (a) the aggregate Fair Market Value (as of the date such Substitute Award is granted) of the shares subject to the Substitute Award, over (b) the aggregate exercise price thereof, does not exceed the excess of: (c) the aggregate fair market value (as of the time immediately preceding the transaction giving rise to the Substitute Award, such fair market value to be determined by the Committee) of the shares of the predecessor entity that were subject to the grant assumed or substituted for by the Company, over (d) the aggregate exercise price of such shares.

5.5. Substitution of Stock Appreciation Rights. The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have the right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Section 9.2; provided, that such Stock Appreciation Right shall be exercisable with respect to the same number of shares of Common Stock for which such substituted Option would have been exercisable and at the Option exercise price per share.

ARTICLE VI.

EXERCISE OF OPTIONS

6.1. Partial Exercise. An exercisable Option may be exercised in whole or in part. However, an Option shall not be exercisable with respect to fractional shares and the Administrator may require that, by the terms of the Option, a partial exercise must be with respect to a minimum number of shares.

6.2. Manner of Exercise. All or a portion of an exercisable Option shall be deemed exercised upon delivery of all of the following to the Secretary of the Company, or such other person or entity designated by the Board, or his, her or its office, as applicable:

(a) A written (or electronic) notice complying with the applicable rules established by the Administrator stating that the Option, or a portion thereof, is exercised. The notice shall be signed by the Holder or other person then entitled to exercise the Option or such portion of the Option;

(b) Such representations and documents as the Administrator, in its absolute discretion, deems necessary or advisable to effect compliance with all applicable provisions of the Securities Act and any other federal or state securities laws or regulations or applicable law. The Administrator may, in its absolute discretion, also take whatever additional actions it deems appropriate to effect such compliance including, without limitation, placing legends on share certificates and issuing stop-transfer notices to agents and registrars;

(c) In the event that the Option shall be exercised pursuant to Section 12.1 by any person or persons other than the Holder, appropriate proof of the right of such person or persons to exercise the Option; and

(d) Full cash payment to the Secretary of the Company for the shares with respect to which the Option, or portion thereof, is exercised. However, the Administrator may, in its discretion, (i) allow payment, in whole or in part, through the delivery of shares of Common Stock owned by the Holder, duly endorsed for transfer to the Company with a Fair Market Value on the date of delivery equal to the aggregate exercise price of the Option or exercised portion thereof; (ii) allow payment, in whole or in part, through the surrender of shares of Common Stock then issuable upon exercise of the Option having a Fair Market Value on the date of Option exercise equal to the aggregate exercise price of the Option or exercised portion thereof; (iii) allow payment, in whole or in part, through the delivery of property of any kind which constitutes good and valuable consideration; (iv) allow payment, in whole or in part, through the delivery of a notice that the Holder has placed a market sell order with a broker with respect to shares of Common Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price, provided, that payment of such proceeds is then made to the Company upon settlement of such sale; or (v) allow payment through any combination of the consideration provided in the foregoing paragraphs (i), (ii), (iii) and (iv); provided, however, that the payment in the manner prescribed in the preceding paragraphs shall not be permitted to the extent that the Administrator determines that payment in such manner shall result in an extension or maintenance of credit, an arrangement for the extension of credit, or a renewal or an extension of credit in the form of a personal loan to or for any Director or executive officer of the Company that is prohibited by Section 13(k) of the Exchange Act or other applicable law.

6.3. Conditions to Issuance of Stock Certificates. The Company shall not be required to issue or deliver any certificate or certificates for shares of stock purchased upon the exercise of any Option or portion thereof prior to fulfillment of all of the following conditions:

(a) The admission of such shares to listing on all stock exchanges on which such class of stock is then listed;

(b) The completion of any registration or other qualification of such shares under any state or federal law, or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body which the Administrator shall, in its absolute discretion, deem necessary or advisable;

(c) The obtaining of any approval or other clearance from any state or federal governmental agency which the Administrator shall, in its absolute discretion, determine to be necessary or advisable;

(d) The lapse of such reasonable period of time following the exercise of the Option as the Administrator may establish from time to time for reasons of administrative convenience; and

(e) The receipt by the Company of full payment for such shares, including payment of any applicable withholding tax, which in the discretion of the Administrator may be in the form of consideration used by the Holder to pay for such shares under Section 6.2(d).

6.4. Rights as Shareholders. Holders shall not be, nor have any of the rights or privileges of, shareholders of the Company in respect of any shares purchasable upon the exercise of any part of an Option unless and until certificates representing such shares have been issued by the Company to such Holders.

6.5. Ownership and Transfer Restrictions. The Administrator, in its absolute discretion, may impose such restrictions on the ownership and transferability of the shares purchasable upon the exercise of an Option as it deems appropriate. Any such restriction shall be set forth in the respective Award Agreement and may be referred to on the certificates evidencing such shares. The Holder shall give the Company prompt notice of any disposition of shares of Common Stock acquired by exercise of an Incentive Stock Option within (a) two years from the date of granting (including the date the Option is modified, extended or renewed for purposes of Section 424(h) of the Code) such Option to such Holder, or (b) one year after the transfer of such shares to such Holder.

6.6. Additional Limitations on Exercise of Options. Holders may be required to comply with any timing or other restrictions with respect to the settlement or exercise of an Option, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE VII.

AWARD OF RESTRICTED STOCK

7.1. Eligibility. Subject to the Award Limit, Restricted Stock may be awarded to any Employee whom the Administrator determines is a key Employee, or any Independent Director or any Consultant, whom the Administrator determines should receive such an Award.

7.2. Award of Restricted Stock.

(a) The Administrator may from time to time, in its absolute discretion:

(i) Determine which Employees are key Employees, and select from among the key Employees, Independent Directors or Consultants (including Employees, Independent Directors or Consultants who have previously received other Awards under the Plan) such of them as in its opinion should be awarded Restricted Stock; and

(ii) Determine the purchase price, if any, and other terms and conditions applicable to such Restricted Stock, consistent with the Plan.

(b) The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock; provided, however, that such purchase price shall be no less than the par value of the Common Stock to be purchased. In all cases, legal consideration shall be required for each issuance of Restricted Stock.

(c) Upon the selection of an Employee, Independent Director or Consultant to be awarded Restricted Stock, the Administrator shall instruct the Secretary of the Company to issue such Restricted Stock and may impose such conditions on the issuance of such Restricted Stock as it deems appropriate.

7.3. Rights as Shareholders. Subject to Section 7.4, upon delivery of the shares of Restricted Stock to the escrow holder pursuant to Section 7.6, the Holder shall have, unless otherwise provided by the Administrator, all the rights of a shareholder with respect to said shares, subject to the restrictions in his or her Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the shares; provided, however, that, in the discretion of the Administrator, any dividends or distributions with respect to the Common Stock shall be subject to the restrictions set forth in Section 7.4. In addition, with respect to a share of Restricted Stock with performance-based vesting, dividends which are paid prior to vesting shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

7.4. Restriction. All shares of Restricted Stock issued under the Plan (including any shares received by Holders thereof with respect to shares of Restricted Stock as a result of stock dividends, stock splits or any other form of recapitalization) shall, in the terms of each individual Award Agreement, be subject to such restrictions as the Administrator shall provide, which restrictions may include, without limitation, restrictions concerning voting rights and transferability and restrictions based on duration of employment, directorship or consultancy with the Company, or any Subsidiary, or any parent thereof, Company performance and individual performance, or any one or more of the Performance Criteria or other specific performance criteria determined appropriate by the Administrator. By action taken after the Restricted Stock is issued, the Administrator may, on such terms and conditions as it may determine to be appropriate, and except with respect to shares of Restricted Stock granted to Section 162(m) Participants, remove any or all of the restrictions imposed by the terms of the Award Agreement. Restricted Stock may not be sold or encumbered until all restrictions are terminated or expire. If no consideration was paid by the Holder upon issuance, a Holder’s rights in unvested Restricted Stock shall lapse, and such Restricted Stock shall be surrendered to the Company without consideration (or may be redeemed or acquired by the Company for no consideration), upon Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable; provided, however, that the Administrator in its sole and absolute discretion may provide that such rights shall not lapse in the event of a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or Disability; and, provided, further, the Administrator in its sole and absolute discretion may provide that no such lapse or surrender shall occur in the event of a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, without cause or following any Change in Control or because of the Holder’s retirement, or otherwise (provided that, in the case of shares of Restricted Stock granted to Section 162(m) Participants that are intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, such shares shall continue to be subject to the applicable Performance Criteria following such Termination of Employment, Termination of Directorship, or Termination of Consultancy).

7.5. Repurchase of Restricted Stock. The Administrator shall provide in the terms of each individual Award Agreement that the Company shall have the right to repurchase or redeem from the Holder the Restricted Stock then subject to restrictions under the Award Agreement immediately upon a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, at a cash price per share equal to the price paid by the Holder for such Restricted Stock; provided, however, that the Administrator in its sole and absolute discretion may provide that no such right of repurchase or redemption shall exist in the event of a Termination of Employment, Termination of Directorship or Termination of Consultancy, as applicable, following a “change of ownership or control” (within the meaning of Treasury Regulation Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company or because of the Holder’s death or Disability; and, provided, further, that, except with respect to shares of Restricted Stock granted to Section 162(m) Participants that is intended to qualify as performance-based compensation as described in Section 162(m)(4)(C) of the Code, the Administrator in its sole and absolute discretion may provide that no such right of repurchase shall exist in the event of a Termination of Employment, Termination of Directorship, or Termination of Consultancy, as applicable, without cause or following any Change in Control or because of the Holder’s retirement, or otherwise.

7.6. Escrow. The Secretary of the Company or such other escrow holder as the Administrator may appoint shall retain physical custody of each certificate representing Restricted Stock until all of the restrictions imposed under the Award Agreement with respect to the shares evidenced by such certificate expire or shall have been removed.

7.7. Legend. In order to enforce the restrictions imposed upon shares of Restricted Stock hereunder, the Administrator shall cause a legend or legends to be placed on certificates representing all shares of Restricted Stock that are still subject to restrictions under Award Agreements, which legend or legends shall make appropriate reference to the conditions imposed thereby.

7.8. Section 83(b) Election. If a Holder makes an election under Section 83(b) of the Code, or any successor section thereto, to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which the Holder would otherwise be taxable under Section 83(a) of the Code, the Holder shall deliver a copy of such election to the Company immediately after filing such election with the Internal Revenue Service.

ARTICLE VIII.

DIVIDEND EQUIVALENTS, DEFERRED STOCK, STOCK PAYMENTS,

RESTRICTED STOCK UNITS

8.1. Eligibility. Subject to the Award Limit, one or more Dividend Equivalent awards, Deferred Stock awards, Stock Payment awards, Restricted Stock Unit awards and/or Other Cash-Based Awards may be granted to any Employee whom the Administrator determines is a key Employee, or any Independent Director or any Consultant, whom the Administrator determines should receive such an Award.

8.2. Dividend Equivalents.

(a) Any key Employee, Independent Director or Consultant selected by the Administrator may be granted Dividend Equivalents based on the dividends declared on the Common Stock, to be credited as of dividend payment dates, during the period between the date an Award is granted, and the date such Award vests, is exercised, is distributed, terminates or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Common Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator. In addition, Dividend Equivalents with respect to an Award with performance-based vesting that are based on dividends paid prior to the vesting of such Award shall only be paid out to the Holder to the extent that the performance-based vesting conditions are subsequently satisfied and the Award vests.

(b) Notwithstanding the foregoing, no Dividend Equivalents shall be payable with respect to Options or Stock Appreciation Rights.

8.3. Stock Payments. Any key Employee, Independent Director or Consultant selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator. The number of shares shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined appropriate by the Administrator, determined on the date such Stock Payment is made or on any date thereafter.

8.4. Deferred Stock. Any key Employee, Independent Director or Consultant selected by the Administrator may be granted an award of Deferred Stock in the manner determined from time to time by the Administrator. The number of shares of Deferred Stock shall be determined by the Administrator and may be based upon the Performance Criteria or other specific performance criteria determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. Common Stock underlying a Deferred Stock award shall not be issued until the Deferred Stock award shall have vested, pursuant to a vesting schedule or performance criteria set by the Administrator. The Administrator shall specify the distribution dates applicable to each Deferred Stock award which shall be no earlier than the vesting dates or events of the award and may be determined at the election of the Employee, Independent Director or Consultant. Unless otherwise provided by the Administrator, a Holder of Deferred Stock shall have no rights as a Company shareholder with respect to such Deferred Stock until such time as the Award has vested and the Common Stock underlying the Award has been issued.

8.5. Restricted Stock Units. Any key Employee, Independent Director or Consultant selected by the Administrator may be granted an award of Restricted Stock Units in the manner determined from time to time by the Administrator. The Administrator is authorized to make awards of Restricted Stock Units in such amounts and subject to such terms and conditions as determined by the Administrator. The Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate, and may specify that such Restricted Stock Units become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Criteria or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Restricted Stock Units or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall specify the distribution dates applicable to each award of Restricted Stock Units which shall be no earlier than the vesting dates or events of the award and may be determined at the election of the Employee, Independent Director or Consultant; provided that, except as otherwise determined by the Administrator, set forth in any applicable Award Agreement, and subject to compliance with Section 409A of the Code, in no event shall the maturity date relating to each Restricted Stock Unit occur following the later of (a) the 15th day of the third month following the end of calendar year in which the Restricted Stock Unit vests; or (b) the 15th day of the third month following the end of the Company’s fiscal year in which the Restricted Stock Unit vests. On the distribution dates, the Company shall transfer to the Holder one unrestricted, fully transferable share of Common Stock for each Restricted Stock Unit scheduled to be paid out on such date and not previously forfeited, or in the sole discretion of the Administrator, an amount in cash equal to the Fair Market Value of such shares on the maturity date or a combination of cash and Common Stock as determined by the Administrator. The Administrator shall specify the purchase price, if any, to be paid by the Employee, Independent Director or Consultant to the Company for such shares of Common Stock to be distributed pursuant to the Restricted Stock Unit award.

8.6. Other Cash-Based Awards. The Committee may from time to time grant Other Cash-Based Awards to Employees in such amounts, on such terms and conditions, and for such consideration, including no consideration or such minimum consideration as may be required by applicable law. Other Cash-Based Awards may be granted subject to the satisfaction of vesting conditions or may be awarded purely as a bonus and not subject to restrictions or conditions, and if subject to vesting conditions, the Committee may accelerate the vesting of such Awards at any time. The grant of an Other Cash-Based Award shall not require a segregation of any of the Company’s assets for satisfaction of the Company’s payment obligation thereunder.

8.7. Term. The term of a Dividend Equivalent award, Deferred Stock award, Stock Payment award, Restricted Stock Unit award and/or Other Cash-Based Award shall be set by the Administrator in its discretion.

8.7. Exercise or Purchase Price. The Administrator may establish the exercise or purchase price of shares of Deferred Stock, shares distributed as a Stock Payment award or shares distributed pursuant to a Restricted Stock Unit award; provided, however, that such price shall not be less than the par value of a share of Common Stock.

8.8. Exercise upon Termination of Employment, Termination of Consultancy or Termination of Directorship. A Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award is distributable only while the Holder is an Employee, Consultant or Independent Director, as applicable; provided, however, that the Administrator in its sole and absolute discretion may provide that the Dividend Equivalent award, Deferred Stock award, Stock Payment award and/or Restricted Stock Unit award may be distributed subsequent to a Termination of Employment, Termination of Directorship or Termination of Consultancy following a “change of control or ownership” (within the meaning of Section 1.162-27(e)(2)(v) or any successor regulation thereto) of the Company.

8.9. Form of Payment. Payment of the amount determined under Section 8.2 above shall be in cash, in Common Stock or a combination of both, as determined by the Administrator. To the extent any payment under this Article VIII is effected in Common Stock, it shall be made subject to satisfaction of all provisions of Section 6.3.

ARTICLE IX.

STOCK APPRECIATION RIGHTS

9.1. Grant of Stock Appreciation Rights. A Stock Appreciation Right may be granted to any key Employee, Independent Director or Consultant selected by the Administrator. A Stock Appreciation Right may be granted: (a) in connection and simultaneously with the grant of an Option, (b) with respect to a previously granted Option, or (c) independent of an Option. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

9.2. Coupled Stock Appreciation Rights.

(a) A Coupled Stock Appreciation Right (“CSAR”) shall be related to a particular Option and shall be exercisable only when and to the extent the related Option is exercisable.

(b) A CSAR may be granted to the Holder for no more than the number of shares subject to the simultaneously or previously granted Option to which it is coupled.

(c) A CSAR shall entitle the Holder (or other person entitled to exercise the Option pursuant to the Plan) to surrender to the Company unexercised a portion of the Option to which the CSAR relates (to the extent then exercisable pursuant to its terms) and to receive from the Company in exchange therefor an amount determined by multiplying the difference obtained by subtracting the Option exercise price from the Fair Market Value of a share of Common Stock on the date of exercise of the CSAR by the number of shares of Common Stock with respect to which the CSAR shall have been exercised, subject to any limitations the Administrator may impose.

9.3. Independent Stock Appreciation Rights.

(a) An Independent Stock Appreciation Right (“ISAR”) shall be unrelated to any Option and shall have a term set by the Administrator provided, however, that the term shall not be more than ten (10) years from the date the ISAR is granted. An ISAR shall be exercisable in such installments as the Administrator may determine. An ISAR shall cover such number of shares of Common Stock as the Administrator may determine. The exercise price per share of Common Stock subject to each ISAR shall be set by the Administrator; provided, that such exercise price per share shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date the ISAR is granted. An ISAR is exercisable only while the Holder is an Employee, Independent Director or Consultant; provided, that the Administrator may determine that the ISAR may be exercised subsequent to Termination of Employment, Termination of Directorship or Termination of Consultancy without cause, or following a Change in Control of the Company, or because of the Holder’s retirement, death or Disability, or otherwise. Notwithstanding any of the forgoing, in the event the term of an ISAR would expire at a time when trading in shares of the Common Stock by Holder is prohibited by law or the Company’s insider trading policy, the term of such ISAR shall automatically be extended, subject to a maximum of ten (10) years from the date the ISAR is granted, to the 30th day following the expiration of any applicable trading prohibition.

(b) An ISAR shall entitle the Holder (or other person entitled to exercise the ISAR pursuant to the Plan) to exercise all or a specified portion of the ISAR (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying the difference obtained by subtracting the exercise price per share of the ISAR from the Fair Market Value of a share of Common Stock on the date of exercise of the ISAR by the number of shares of Common Stock with respect to which the ISAR shall have been exercised, subject to any limitations the Administrator may impose.

9.4. Payment and Limitations on Exercise.

(a) Payment of the amounts determined under Section 9.2(c) and 9.3(b) above shall be in cash, in Common Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator. To the extent such payment is effected in Common Stock it shall be made subject to satisfaction of all provisions of Section 6.3 above pertaining to Options.

(b) Holders of Stock Appreciation Rights may be required to comply with any timing or other restrictions with respect to the settlement or exercise of a Stock Appreciation Right, including a window-period limitation, as may be imposed in the discretion of the Administrator.

ARTICLE X.

COMPLIANCE WITH SECTION 409A OF THE CODE

10.1. Awards subject to Code Section 409A. Any Award that constitutes, or provides for, a deferral of compensation subject to Section 409A of the Code (a “Section 409A Award”) shall satisfy the requirements of Section 409A of the Code and this Article X, to the extent applicable. The Award Agreement with respect to a Section 409A Award shall incorporate the terms and conditions required by Section 409A of the Code and this Article X.

10.2. Distributions under a Section 409A Award.

(a) Subject to subsection (b), any shares of Common Stock, cash or other property or amounts to be paid or distributed upon the grant, issuance, vesting, exercise or payment of a Section 409A Award shall be distributed in accordance with the requirements of Section 409A(a)(2) of the Code, and shall not be distributed earlier than:

(i) the Holder’s separation from service, as determined by the Secretary of the Treasury,

(ii) the date the Holder becomes disabled,

(iii) the Holder’s death,

(iv) a specified time (or pursuant to a fixed schedule) specified under the Award Agreement at the date of the deferral of such compensation,

(v) to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company or a Subsidiary, or in the ownership of a substantial portion of the assets of the Company or a Subsidiary, or

(vi) the occurrence of an unforeseeable emergency with respect to the Holder.

(b) In the case of a Holder who is a specified employee, the requirement of paragraph (a)(i) shall be met only if the distributions with respect to the Section 409A Award may not be made before the date which is six months after the Holder’s separation from service (or, if earlier, the date of the Holder’s death). For purposes of this subsection (b), a Holder shall be a specified employee if such Holder is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market or otherwise, as determined under Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder.

(c) The requirement of paragraph (a)(vi) shall be met only if, as determined under Treasury Regulations under Section 409A(a)(2)(B)(ii) of the Code, the amounts distributed with respect to the unforeseeable emergency do not exceed the amounts necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Holder’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(d) For purposes of this Section, the terms specified therein shall have the respective meanings ascribed thereto under Section 409A of the Code and the Treasury Regulations thereunder.

10.3. Prohibition on Acceleration of Benefits. The time or schedule of any distribution or payment of any shares of Common Stock, cash or other property or amounts under a Section 409A Award shall not be accelerated, except as otherwise permitted under Section 409A(a)(3) of the Code and the Treasury Regulations thereunder.

10.4. Elections under Section 409A Awards.

(a) Any deferral election provided under or with respect to an Award to any Employee, Independent Director or Consultant, or to the Holder of a Section 409A Award, shall satisfy the requirements of Section 409A(a)(4)(B) of the Code, to the extent applicable, and, except as otherwise permitted under paragraph (i) or (ii), any such deferral election with respect to compensation for services performed during a taxable year shall be made not later than the close of the preceding taxable year, or at such other time as provided in Treasury Regulations.

(i) In the case of the first year in which an Employee, Independent Director or Consultant, or the Holder, becomes eligible to participate in the Plan, any such deferral election may be made with respect to services to be performed subsequent to the election with thirty (30) days after the date the Employee, Independent Director or Consultant, or the Holder, becomes eligible to participate in the Plan, as provided under Section 409A(a)(4)(B)(ii) of the Code.

(ii) In the case of any performance-based compensation based on services performed by an Employee, Independent Director or Consultant, or the Holder, over a period of at least twelve (12) months, any such deferral election may be made no later than six months before the end of the period, as provided under Section 409A(a)(4)(B)(iii) of the Code.

(b) In the event that a Section 409A Award permits, under a subsequent election by the Holder of such Section 409A Award, a delay in a distribution or payment of any shares of Common Stock, cash or other property or amounts under such Section 409A Award, or a change in the form of distribution or payment, such subsequent election shall satisfy the requirements of Section 409A(a)(4)(C) of the Code, and:

(i) such subsequent election may not take effect until at least twelve (12) months after the date on which the election is made,

(ii) in the case such subsequent election relates to a distribution or payment not described in Section 10.2(a)(ii), (iii) or (vi), the first payment with respect to such election may be deferred for a period of not less than five years from the date such distribution or payment otherwise would have been made, and

(iii) in the case such subsequent election relates to a distribution or payment described in Section 10.2(a)(iv), such election may not be made less than twelve (12) months prior to the date of the first scheduled distribution or payment under Section 10.2(a)(iv).

10.5. Compliance in Form and Operation. A Section 409A Award, and any election under or with respect to such Section 409A Award, shall comply in form and operation with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE XI.

ADMINISTRATION

11.1. Compensation Committee. The Compensation Committee (or another committee or a subcommittee of the Board assuming the functions of the Committee under the Plan) shall consist solely of two or more Independent Directors appointed by and holding office at the pleasure of the Board, each of whom is both a “non-employee director” as defined by Rule 16b-3, an “outside director” for purposes of Section 162(m) of the Code and an “independent director” under the rules of any securities exchange or automated quotation system on which the shares are listed, quoted or traded. Appointment of Committee members shall be effective upon acceptance of appointment. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may be filled by the Board.

11.2. Duties and Powers of Committee. It shall be the duty of the Committee to conduct the general administration of the Plan in accordance with its provisions. The Committee shall have the power to interpret the Plan and the Award Agreements, and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith, to interpret, amend or revoke any such rules and to amend any Award Agreement provided that the rights or obligations of the Holder of the Award that is the subject of any such Award Agreement are not affected adversely by such amendment, unless the consent of the Holder is obtained or such amendment is otherwise permitted under Article X, Section 12.6 or Section 12.7. Any such grant or award under the Plan need not be the same with respect to each Holder. Any such interpretations and rules with respect to Incentive Stock Options shall be consistent with the provisions of Section 422 of the Code. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Independent Directors.

11.3. Majority Rule; Unanimous Written Consent. The Committee shall act by a majority of its members in attendance at a meeting at which a quorum is present or by a memorandum or other written instrument signed by all members of the Committee.

11.4. Compensation; Professional Assistance; Good Faith Actions. Members of the Committee shall receive such compensation, if any, for their services as members as may be determined by the Board. All expenses and liabilities which members of the Committee incur in connection with the administration of the Plan shall be borne by the Company. The Committee may, with the approval of the Board, employ attorneys, consultants, accountants, appraisers, brokers or other persons. The Committee, the Company and the Company’s officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. All actions taken and all interpretations and determinations made by the Committee or the Board in good faith shall be final and binding upon all Holders, the Company and all other interested persons. No members of the Committee or Board shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or Awards, and all members of the Committee and the Board shall be fully protected by the Company in respect of any such action, determination or interpretation.

11.5. Delegation of Authority to Grant Awards. The Committee may, but need not, delegate from time to time some or all of its authority to grant Awards under the Plan to a committee consisting of one or more members of the Committee or of one or more officers of the Company, to the extent permitted by applicable law and rules of any securities exchange or automated quotation system on which the shares are listed; provided, however, that the Committee may not delegate its authority to grant Awards to individuals: (a) who are subject on the date of the grant to the reporting rules under Section 16(a) of the Exchange Act, (b) who are Section 162(m) Participants, or (c) who are officers of the Company who are delegated authority by the Committee hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation of authority and may be rescinded at any time by the Committee. At all times, any committee appointed under this Section 11.5 shall serve in such capacity at the pleasure of the Committee.

11.6 Authority of Administrator. Subject to the Company’s memorandum and articles of association, the Committee’s charter, any specific designation in the Plan and any delegation of authority permitted under the Plan or applicable law, the Committee (or its delegate, as permitted under the Plan and applicable law) has the exclusive power, authority and sole discretion to:

(a) Designate Employees, Directors and Consultants eligible to receive Awards;

(b) Determine the type or types of Awards to be granted to each eligible Employee, Director and Consultant;

(c) Determine the number of Awards to be granted and the number of shares to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, purchase price, any Performance Criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, and any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Committee in its sole discretion determines;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, shares, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Holder;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement;

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Committee deems necessary or advisable to administer the Plan; and

(k) Accelerate wholly or partially the vesting or lapse of restrictions of any Award or portion thereof at any time after the grant of an Award, subject to whatever terms and conditions it selects and Section 12.3.

ARTICLE XII.

MISCELLANEOUS PROVISIONS

12.1. Transferability of Awards.

(a)	Except as otherwise provided in Section 12.1(b):

(i) No Award under the Plan may be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed;

(ii) No Option, Restricted Stock award, Deferred Stock award, Stock Appreciation Right, Dividend Equivalent award, Stock Payment award, or Restricted Stock Unit award, or any interest or right therein, shall be liable for the debts, contracts or engagements of the Holder or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence; and

(iii) During the lifetime of the Holder, only the Holder may exercise an Option or other Award (or any portion thereof) granted to him under the Plan, unless it has been disposed of pursuant to a DRO; after the death of the Holder, any exercisable portion of an Option or other Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by his personal representative or by any person empowered to do so under the deceased Holder’s will or under the then applicable laws of descent and distribution.

(b) Notwithstanding Section 12.1(a), the Administrator, in its sole discretion, may determine to permit a Holder to transfer a Non-Qualified Stock Option to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) a Non-Qualified Stock Option transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Non-Qualified Stock Option which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Non-Qualified Stock Option as applicable to the original Holder (other than the ability to further transfer the Non-Qualified Stock Option); and (iii) the Holder and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 12.1(b), “Permitted Transferee” shall mean, with respect to a Holder, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Holder’s household (other than a tenant or employee), a trust in which these persons (or the Holder) control the management of assets, and any other entity in which these persons (or the Holder) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator after taking into account any state or federal tax or securities laws applicable to transferable Non-Qualified Stock Options.

12.2. Amendment, Suspension or Termination of the Plan. Except as otherwise provided in this Section 12.2, the Plan may be wholly or partially amended or otherwise modified, suspended or terminated at any time or from time to time by the Board. However, without approval of the Company’s shareholders given within twelve (12) months before or after the action by the Board, no action of the Board may, except as provided in Section 12.3, (i) increase the limits imposed in Section 2.1 on the maximum number of shares which may be issued under the Plan, or the maximum number of shares which may be granted or issued as Restricted Stock awards, Restricted Stock Unit awards, Dividend Equivalent awards, Deferred Stock awards, or Stock Payment awards, (ii) expand the classes of persons to whom Awards may be granted under the Plan, or (iii) reduce the exercise price per share of any outstanding Option or Stock Appreciation Right granted under the Plan or take any action prohibited under Section 12.6, or (iv) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying shares. Except as provided in Article X, Section 12.6 or Section 12.7, no amendment, suspension or termination of the Plan shall, without the consent of the Holder, alter or impair any rights or obligations under any Award theretofore granted or awarded, unless the Award itself otherwise expressly so provides. No Awards may be granted or awarded during any period of suspension or after termination of the Plan, and in no event may any Award be granted under the Plan after the first to occur of the following events:

(a)	The expiration of ten (10) years from the date this Plan is adopted by the Board; or

(b) The expiration of ten (10) years from the date this Plan is approved by the Company’s shareholders under Section 12.4.

12.3. Changes in Common Stock or Assets of the Company, Acquisition or Liquidation of the Company and Other Corporate Events.

(a) Subject to Section 12.3(f), in the event that the Administrator determines that any dividend or other distribution (whether in the form of cash, Common Stock, other securities or other property), recapitalization, reclassification, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or exchange of Common Stock or other securities of the Company, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, or other similar corporate transaction or event affects the Common Stock, in each case other than an Equity Restructuring, then the Administrator shall equitably adjust any or all of the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to an Award:

(i) The number and kind of shares of Common Stock (or other securities or property) with respect to which Awards may be granted or awarded (including, but not limited to, adjustments of the limitations in Section 2.1 on the maximum number and kind of shares which may be issued under the Plan, and the maximum number and kind of shares which may be granted or issued as Restricted Stock awards, Restricted Stock Unit awards, Dividend Equivalent awards, Deferred Stock awards or Stock Payment awards, adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted);

(ii) The number and kind of shares of Common Stock (or other securities or property) subject to outstanding Awards; and

(iii) The grant or exercise price with respect to any Award.

(b) Subject to Sections 12.3(c), 12.3(d) and 12.3(f), in the event of any transaction or event described in Section 12.3(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate, or of changes in applicable laws, regulations or accounting principles, the Administrator, in its sole and absolute discretion, and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Holder’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles:

(i) To provide for either the purchase of any such Award for an amount of cash equal to the amount that could have been attained upon the exercise of such Award or realization of the Holder’s rights had such Award been currently exercisable or payable or fully vested or the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that the Award cannot vest, be exercised or become payable after such event;

(iii) To provide that such Award shall be exercisable as to all shares covered thereby, notwithstanding anything to the contrary in Section 5.3 or the provisions of such Award;

(iv) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(v) To make adjustments in the number and type of shares of Common Stock (or other securities or property) subject to outstanding Awards, and/or in the terms and conditions of (including the grant, exercise or purchase price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future.

(vi) To provide that, for a specified period of time prior to such event, the restrictions imposed under an Award Agreement upon some or all shares of Restricted Stock, Restricted Stock Units or Deferred Stock may be terminated, and, in the case of Restricted Stock, some or all shares of such Restricted Stock may cease to be subject to repurchase under Section 7.5 or forfeiture under Section 7.4 after such event.

(c)	Change in Control

(i) Notwithstanding any other provision of the Plan, in the event of a Change in Control, each outstanding Award shall remain outstanding, or shall be assumed or a Qualified Substitute Award shall be provided by the successor corporation, or a parent or subsidiary of the successor corporation. Solely for Awards granted on or after the Closing Date, or which become effective on or after the Closing Date, if the Award continues to be outstanding following the effective date of a Change in Control, then in the event of a Qualified Termination of the Holder’s employment with the Company or any of its subsidiaries during the two (2) year period following the Change in Control and prior to the full vesting of the Award granted prior to the Change in Control, all outstanding unvested Awards granted to the Holder prior to the Change in Control shall immediately become fully vested and exercisable to the extent permitted by law, notwithstanding any provisions of the Plan or of the applicable Award Agreement to the contrary.

(ii) In the event that the successor corporation, or a parent or subsidiary of the successor corporation, with respect to the Change in Control transaction refuses to assume or provide a Qualified Substitute Award for the Award, the Holder shall have the right to exercise the Award as to all of the shares subject thereto, including shares as to which such Award otherwise would not be exercisable, and the Holder shall have the right to vest in, and received a distribution of, such Award, with respect to all of the shares subject thereto. If an Award becomes exercisable in lieu of assumption or substitution with a Qualified Substitute Award by the successor corporation, or a parent or subsidiary corporation, with respect to a Change in Control transaction, the Administrator shall notify the Holder that the Award shall be fully exercisable for a period of not less than fifteen (15) days from the date of such notice prior to the Change in Control transaction, and the Award shall terminate upon the expiration of such period. For purposes of this Section 12.3(c), the Award shall be assumed if, following the Change in Control transaction, the Award confers on the Holder the right to purchase or receive, for each share subject to the Award immediately prior to the Change in Control transaction, the consideration (whether in stock, cash, or other securities or property, or a combination thereof) received or to be received for each share of Common Stock in the Change in Control transaction on the effective date of the Change in Control transaction (and if holders of shares of Common Stock were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the issued or outstanding shares of Common Stock); provided, however, that, if such consideration received in the Change in Control transaction was not solely common stock of the successor corporation or its parent, the Administrator may, with the consent of the successor corporation or its parent, provide for the consideration to be received upon the exercise, vesting or distribution of the assumed Award, for each share subject to the Award, to be solely common stock of the successor corporation or its parent equal in fair market value to the per share consideration received by the holders of Common Stock in the Change in Control transaction.

(d) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Sections 12.3(a) and 12.3(b):

(i) The number and type of securities subject to each outstanding Award and the exercise price or grant price thereof, if applicable, shall be equitably adjusted; and/or

(ii) The Administrator shall make such equitable adjustments, if any, as the Administrator, in its sole discretion, may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Sections 3.1 and 3.3 on the maximum number and kind of shares which may be issued under the Plan, and adjustments of the Award Limit, and adjustments of the manner in which shares subject to Full Value Awards will be counted). The adjustments provided under this Section 12.3(d) shall be nondiscretionary and shall be final and binding on the affected Holder and the Company.

(e) Subject to Sections 12.3(f), 3.2 and 3.3, the Administrator may, in its discretion, include such further provisions and limitations in any Award or Award Agreement as it may deem equitable and in the best interests of the Company.

(f) With respect to Awards which are granted to Section 162(m) Participants and are intended to qualify as performance-based compensation under Section 162(m)(4)(C), no adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause such Award to fail to so qualify under Section 162(m)(4)(C), or any successor provisions thereto, unless the Administrator determines that the Award should not so qualify. No adjustment or action described in this Section 12.3 or in any other provision of the Plan shall be authorized to the extent that such adjustment or action would cause the Plan to violate Section 422(b)(1) of the Code. Furthermore, no such adjustment or action shall be authorized to the extent such adjustment or action would result in short-swing profits liability under Section 16 or violate the exemptive conditions of Rule 16b-3 unless the Administrator determines that the Award is not to comply with such exemptive conditions. The number of shares of Common Stock subject to any Award shall always be rounded to the next whole number.

(g) The existence of the Plan, the Award Agreement and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(h) No action shall be taken under this Section 12.3 which shall cause an Award to fail to comply with Section 409A of the Code or the Treasury Regulations thereunder, to the extent applicable to such Award.

12.4. Approval of Amended Plan by Shareholders. The Amended Plan must be submitted for approval by the Company’s stockholders within twelve (12) months of July 1, 2014 (the date the Board adopted the Amended Plan in its current form). Other Cash-Based Awards may be awarded prior to such stockholder approval; provided that such Awards shall not be exercisable, shall not vest and the restrictions thereon shall not lapse and no payments shall be made pursuant thereto prior to the time when the Amended Plan is approved by the stockholders. If stockholder approval of the Amended Plan has not been obtained at the end of said twelve (12) month period, all Other Cash-Based Awards previously awarded under the Amended Plan shall thereupon be canceled and become null and void and Section 8.6 and the other provisions of the Amended Plan relating to Other Cash-Based Awards shall cease to be effective with respect to Other Cash-Based Awards. For the avoidance of doubt, any Award other than an Other Cash-Based Award awarded on or after the date the Board adopted the Amended Plan and prior to such stockholder approval shall remain in full force and effect if stockholder approval of the Amended Plan has not been obtained at the end of said twelve (12) month period.

12.5. Tax Withholding. The Company shall be entitled to require payment in cash or deduction from other compensation payable to each Holder of any sums required by federal, state or local tax law to be withheld with respect to the grant, issuance, vesting, exercise or payment of any Award. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow such Holder to elect to have the Company withhold shares of Common Stock otherwise issuable under such Award (or allow the return of shares of Common Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Common Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Holder of such Award within six months after such shares of Common Stock were acquired by the Holder from the Company) in order to satisfy the Holder’s federal and state income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal and state tax income and payroll tax purposes that are applicable to such supplemental taxable income.

12.6. Prohibition on Repricing. Subject to Section 12.3, the Administrator shall not, without the approval of the shareholders of the Company, (a) authorize the amendment of any outstanding Option or Stock Appreciation Right to reduce its price per share, or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the Option or Stock Appreciation Right price per share exceeds the Fair Market Value of the underlying shares. Subject to Section 12.3, the Administrator shall have the authority, without the approval of the shareholders of the Company, to amend any outstanding Award to increase the price per share or to cancel and replace an Award with the grant of an Award having a price per share that is greater than or equal to the price per share of the original Award.

12.7. Forfeiture and Clawback Provisions. Pursuant to its general authority to determine the terms and conditions applicable to Awards and the Award Agreements under the Plan, the

Administrator shall have the right to provide, in the terms of Awards made under the Plan, or to require a Holder to agree by separate written instrument, that (a) Any proceeds, gains or other economic benefit actually or constructively received by the Holder upon any receipt or exercise of the Award, or upon the receipt or resale of any Common Stock underlying the Award, must be paid to the Company, and (b) the Award shall terminate and any unexercised portion of the Award (whether or not vested) shall be forfeited, if (i) a Termination of Employment, Termination of Directorship or Termination of Consultancy occurs prior to a specified date, or within a specified time period following receipt or exercise of the Award, or (ii) the Holder at any time, or during a specified time period, engages in any activity in competition with the Company, or which is inimical, contrary or harmful to the interests of the Company, as further defined by the Administrator or (iii) the Holder incurs a Termination of Employment, Termination of Directorship or Termination of Consultancy for “cause” (as such term is defined in the sole and absolute discretion of the Committee, or as set forth in a written agreement relating to such Award between the Company and the Holder).

12.8. Effect of Plan upon Options and Compensation Plans. The adoption of the Plan shall not affect any other compensation or incentive plans in effect for the Company or any Subsidiary. Nothing in the Plan shall be construed to limit the right of the Company: (a) to establish any other forms of incentives or compensation for Employees, Directors or Consultants of the Company or any Subsidiary, or (b) to grant or assume options or other rights or awards otherwise than under the Plan in connection with any proper corporate purpose including but not by way of limitation, the grant or assumption of options in connection with the acquisition by purchase, lease, merger, consolidation or otherwise, of the business, stock or assets of any corporation, partnership, limited liability company, firm or association.

12.9. Compliance with Laws. The Plan, the granting and vesting of Awards under the Plan and the issuance and delivery of shares of Common Stock and the payment of money under the Plan or under Awards granted or awarded hereunder are subject to compliance with all applicable federal and state laws, rules and regulations (including but not limited to state and federal securities law and federal margin requirements) and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. Any securities delivered under the Plan shall be subject to such restrictions, and the person acquiring such securities shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such laws, rules and regulations.

12.10. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

12.11. Governing Law. The Plan and any agreements hereunder shall be administered, interpreted and enforced under the internal laws of the New Jersey without regard to conflicts of laws thereof.

12.12 Paperless Administration. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the documentation, granting or exercise of Awards, such as a system using an internet website or interactive voice response, then the paperless documentation, granting or exercise of Awards by a Holder may be permitted through the use of such an automated system.

12.13 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Holder pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Holder any rights that are greater than those of a general creditor of the Company or any Subsidiary.

12.14 Indemnification. To the extent allowable pursuant to applicable law, each member of the Committee or of the Board (or the delegates of the Committee or the Board as permitted under the Plan and applicable law) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s memorandum and articles of association, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

12.15 Relationship to other Benefits. No payment pursuant to the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

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ADDENDUM REGARDING

NON-UNITED STATES PARTICIPANTS

This Addendum (the “Addendum”) includes special rules applicable to the Holders in the countries below.

UNITED KINGDOM

I. SUB-PLAN

Pursuant to Section 3.6 of The 2013 Incentive Award Plan of Actavis plc (the “Plan”), Actavis plc hereby adopts this sub-plan (the “Sub-Plan”), which sets out the terms on which any Award shall be granted to Employees residing in the United Kingdom. The Sub-Plan forms the rules of the employee share scheme applicable to the United Kingdom-based Employees of the Company and any Subsidiaries. All awards granted to Employees of the Company or any Subsidiaries who are based in the United Kingdom will be granted on similar terms.

Where there is any conflict between the terms of the Plan and the terms of this Sub-Plan, the terms of this Sub-Plan will take precedence over the terms of the Plan.

II. DEFINITIONS

In this Sub-Plan, capitalized terms not otherwise defined shall be as defined in the Plan.

III. PARTICIPANTS

This Sub-Plan incorporates the terms of the Plan in their entirety with the exception that in the United Kingdom, only Employees of the Company or any Subsidiaries are eligible to receive Awards. Other service providers, including Consultants and Independent Directors, who are not Employees are not eligible to receive Awards in the United Kingdom pursuant to this Sub-Plan.